                                 TABLE OF CONTENTS
                                 -----------------



                                                                              Page
                                                                              ----

ARTICLE I        DEFINITIONS                                                   1

1.1              Defined Terms                                                 1

ARTICLE II       BOARD OF DIRECTORS; VOTING OF CAPITAL STOCK;
                 CERTAIN OTHER MATTERS                                         4

2.1              Board of Directors                                            4
2.2              Removal                                                       4
2.3              Vacancies                                                     4
2.4              Actions of the Board of Directors                             5
2.5              Covenant to Vote                                              5
2.6              Other Activities of Titus; No Fiduciary Duties                5

ARTICLE III      TRANSFERS OF COMPANY STOCK AND WARRANTS                       5

3.1              General                                                       5
3.2              Legends; Shares Subject to this Agreement                     6
3.3              Permitted Transfers by the Holders of Securities              6
3.4              Right of First Refusal                                        6
3.5              No Agreements                                                 7
3.6              Endorsement of Certificates                                   7

ARTICLE IV       PREEMPTION; ANTI-DILUTION                                     7

4.1              Certain Purchase Rights                                       7
4.2              Anti-Dilution                                                 8

ARTICLE V        TAG-ALONG RIGHTS                                              8

5.1              Tag-Along Procedures                                          8
5.2              Closing                                                       9
5.3              Exceptions                                                    9

ARTICLE VI       RESTRICTIONS AND LIMITATIONS                                  9

6.1              Restrictions and Limitations Upon Major Decisions             9

ARTICLE VII      MISCELLANEOUS                                                 10

7.1              Endorsement of Stock Certificates                             10
7.2              Term                                                          11

                                                                              Page
                                                                              ----

7.3              Injunctive Relief                                             11
7.4              Notices                                                       11
7.5              Assignment                                                    12
7.6              Governing Law                                                 12
7.7              Headings                                                      12
7.8              Severability                                                  12
7.9              Entire Agreement                                              12
7.10             Amendments and Waiver                                         13
7.11             Inspection                                                    13
7.12             Counterparts                                                  13
7.13             Not for Benefit of Third Parties                              13
7.14             Recapitalizations, Exchanges, Etc., Affecting Company Stock   13

                                                                   EXHIBIT 99.10


                                 STOCKHOLDER AGREEMENT
                                 ---------------------


          This STOCKHOLDER AGREEMENT (this "Agreement") is entered into as of
                                            ---------
November 2, 1999, by and among INTERPLAY ENTERTAINMENT CORP., a Delaware corporation (the "Company"), TITUS INTERACTIVE SA, a French corporation
                  -------
("Titus"), and BRIAN FARGO, an individual ("Fargo"; and together with Titus, the
  -----                                     -----
"Stockholders").
 ------------


                                 RECITALS
                                 --------

          WHEREAS, the Company, Titus and Fargo have entered into a Stock Purchase Agreement dated as of July 20, 1999 (the "Stock Purchase Agreement"),
                                                   ------------------------
whereby the Company will issue and sell and Titus will purchase 6,250,000 shares of common stock of the Company for an aggregate purchase price of $25,000,000;

          WHEREAS, the parties hereto further deem it in their best interests and in the best interest of the Company to provide for the consistent and uniform management of the Company, to regulate certain of their rights in connection with their interests in the Company and to restrict the sale, assignment, transfer, encumbrance or other disposition of the Company Stock (as hereinafter defined), and desire to enter into this Agreement in order to effectuate those purposes and the transactions contemplated by the Stock Purchase Agreement; and

          WHEREAS, as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement, the Company, Titus and Fargo have agreed to enter into this Agreement.


                                 AGREEMENT
                                 ---------

          NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                                 DEFINITIONS
                                 -----------

     1.1  Defined Terms.  As used herein, the terms below shall have the
          -------------
following meanings:

          "Accredited Investor" shall have the meaning set forth for such term
           -------------------
in Regulation D.

          "Act" shall mean the Securities Act of 1933, as amended, and the rules
           ---
and regulations promulgated thereunder.

          "Affiliate" shall mean with respect to a Person, any other Person that
           ---------
directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

          "Board of Directors" shall mean the Board of Directors of the Company.
           ------------------

          "Caen Employment Agreement" shall mean the Employment Agreement dated
           -------------------------
as of the Closing Date between the Company and Herve Caen.

          "Change of Control" shall mean a transaction or series of transactions
           -----------------
after the consummation of which Titus holds less than fifty percent (50%) of the Fully-Diluted Common Stock of the Company (or the voting securities of the surviving Person or parent of such surviving Person).

          "Closing" shall mean the closing of the transactions contemplated by
           -------
the Stock Purchase Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.
           ------------

          "Common Stock" shall mean, at any time, the common stock, no par
           ------------
value, of the Company.

          "Company Stock" shall mean, at any time, the then outstanding shares
           -------------
of capital stock of the Company, including without limitation the shares of Common Stock.

          "Effective Date" shall mean the date on which the Closing occurs.
           --------------

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as
           ------------
amended, and the rules and regulations promulgated thereunder.

          "Fargo Employment Agreement" shall mean the Employment Agreement dated
           --------------------------
as of the Closing Date between the Company and Fargo.

          "Fully-Diluted Common Stock" shall mean, at any time, the then
           --------------------------
outstanding Common Stock of the Company plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding securities of the Company which can be converted or exchanged into Common Stock.

          "Holder of Securities" shall have the meaning set forth in Section
           --------------------
3.1.

          "Indebtedness" shall mean any obligation of the Company or any
           ------------
Subsidiary which under generally accepted accounting principles is required to be shown on the balance sheet of the Company or such Subsidiary as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Indebtedness even though such obligation is not assumed by the Company or Subsidiary.

          "Initial Stock Purchase Agreement" shall mean the Stock Purchase
           --------------------------------
Agreement dated as of March 18, 1999, by and among the Company, Titus and Fargo, as amended through the date hereof.

          "issuance" shall have the meaning set forth in Section 4.1.
           --------

          "Lien" shall mean any mortgage, pledge, security interest,
           ----
encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

          "New Securities" shall have the meaning set forth in Section 4.1.
           --------------

          "Notice" shall have the meaning set forth in Section 7.4.
           ------

          "Notice of Issuance" shall have the meaning set forth in Section 4.1.
           ------------------

          "Permitted Transfer" shall mean any Transfer pursuant to Section 3.3.
           ------------------

          "Person" shall mean an individual, partnership, limited liability
           ------
company, association, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

          "Purchase Agreements" shall mean the Stock Purchase Agreement and the
           -------------------
Initial Stock Purchase Agreement.

          "Regulation D" shall mean Regulation D as promulgated under the Act,
           ------------
as amended from time to time.

          "SEC" shall mean the Securities and Exchange Commission.
           ---

          "Stock Purchase Agreement" shall have the meaning set forth in the
           ------------------------
Recitals.

          "Subsidiary" shall mean any Person a majority of the voting equity of
           ----------
which is, at the time as of which any determination is being made, owned by the Company directly or through one or more Subsidiaries.

          "Tag-Along Formula" shall have the meaning set forth in Section
           -----------------
5.1(b).

          "Tag-Along Notice" shall have the meaning set forth in Section 5.1(d).
           ----------------

          "Tag-Along Shares" shall have the meaning set forth in Section 5.1(b).
           ----------------

          "Tag-Along Stockholder" shall have the meaning set forth in Section
           ---------------------
5.1(b).

          "Transfer" shall have the meaning set forth in Section 3.1.
           --------

          "Transferee" shall have the meaning set forth in Section 3.2.
           ----------

          "Transferee Terms" shall have the meaning set forth in Section 5.1(c).
           ----------------

          "Transfer Shares" shall have the meaning set forth in Section 5.1(a).
           ---------------


                                  ARTICLE II

                 BOARD OF DIRECTORS; VOTING OF CAPITAL STOCK;
                             CERTAIN OTHER MATTERS
                             ---------------------

     2.1   Board of Directors.  Immediately following the Closing, until the
           ------------------
earliest of (a) the termination of Fargo's employment with the Company for "Cause" or Fargo's resignation other than for "Good Reason" (each, as defined in the Fargo Employment Agreement), or (b) the termination of Caen's employment with the Company other than for "Cause" or Caen's resignation for "Good Reason" (each, as defined in the Caen Employment Agreement), or (c) the date that Fargo ceases to hold at least Two Million (2,000,000) shares of Common Stock, the parties hereto shall take all action within their respective powers as stockholders, including the voting of Common Stock, required to cause the Board of Directors to consist of seven (7) directors, who shall be designated as follows:

          (a) Titus shall designate, in the aggregate, two (2) directors of the Company;

          (b) Fargo shall designate, in the aggregate, two (2) directors of the Company;

          (c) the Stockholders shall mutually designate, in the aggregate, three
(3) directors of the Company.

          Each Stockholder hereby agrees to vote all shares of voting Common Stock owned beneficially or of record by it to effect the election of all directors so designated.

     2.2  Removal.    If a director designated and elected pursuant to Section
          -------
2.1 hereof:

          (a) has been designated by Titus and Titus requests that such director be removed (with or without cause) by written notice thereof to the Company and Fargo;

          (b) has been designated by Fargo and Fargo requests that such director be removed (with or without cause) by written notice thereof to the Company and Titus,

then such director shall be removed, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of voting Common Stock, and each Stockholder hereby agrees to vote all shares of voting Common Stock owned beneficially or of record by such Stockholder to effect such removal upon such request.

     2.3  Vacancies.    In the event that a vacancy is created on the Board of
          ---------
Directors at any time by the death, disability, retirement, resignation, removal (with or without cause) or otherwise, or if for any other reason there shall exist or occur any vacancy on the Board of

Directors, each Stockholder hereby agrees to cause the directors designated by such Stockholder to vote for that individual designated to fill such vacancy and serve as a director by whichever of the Stockholders that had designated (pursuant to Section 2.1 hereof) the director whose death, disability, retirement, resignation or removal (with or without cause) resulted in such vacancy on the Board of Directors (in the manner set forth in Section 2.1) or, if the vacancy is filled by Stockholders of the Company, to vote and cause to be voted all shares of voting Common Stock owned beneficially or of record by such Stockholder to elect the individual designated to fill such vacancy; provided,
                                                                     --------
however, that such other individual so designated may not previously have been a
-------
director of the Company who was removed for cause from its Board of Directors.

     2.4  Actions of the Board of Directors.  The parties shall take all actions
          ---------------------------------
necessary to provide that:

          (a) The By-Laws of the Company shall provide that the presence of a majority of the directors shall be necessary to constitute a quorum at any meeting of the Board of Directors.

          (b) The By-Laws of the Company shall also provide that any action of the Board of Directors requires the vote of a majority of the directors present at a meeting with respect to which a quorum is in attendance.

          (c) The By-Laws of the Company shall further provide that the Board of Directors may only take actions with respect to matters described as proposed subjects for action in the written notice of meeting circulated as provided in the By-Laws; provided, however, that the By-Laws shall also provide that this
             --------  -------
limitation can be waived by the majority vote of the directors in attendance at a meeting of the Board of Directors with respect to which (i) a quorum, (ii) at least one designee of Titus and (iii) at least one designee of Fargo are present.

     2.5  Covenant to Vote.    Each Stockholder hereby agrees to take all
          ----------------
actions necessary to call, or to cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of Stockholders of the Company and to vote and cause to be voted all shares of voting stock of the Company owned beneficially or of record by such Stockholder at any such annual or special meeting in favor of, or take all action by written consent in lieu of any such meeting, necessary to ensure that the number of directors constituting the entire Board of Directors is consistent with, and that the election as members of the Board of Directors of those individuals so designated is in accordance with, and to otherwise effect the intent of, this
Article II. In addition, each Stockholder agrees to vote and cause to be voted the shares of such voting stock owned beneficially or of record by such Stockholder upon any other matter arising under this Agreement submitted to a vote of the stockholders of the Company in a manner so as to implement the terms of this Agreement.

     2.6  Interested Party Transactions.  At any time after the date hereof, in
          -----------------------------
the event that any matter is submitted to a vote of the Company's stockholders in which either Stockholder or any Affiliate of either Stockholder has any material interest, other than an interest as a stockholder of the Company that is proportional to the interests of all other stockholders of the Company, then, unless a majority of the members of the Board of Directors not nominated by or otherwise affiliated with such Stockholder have approved such matter, such Stockholder shall abstain from voting his shares of Common Stock with respect to such matter.

     2.7  Other Activities of Titus; No Fiduciary Duties.  It is understood
          ----------------------------------------------
and accepted that Titus and its Affiliates have or may hereafter have interests in other business ventures that are or may be competitive with the activities of the Company and that, to the fullest extent permitted by law, nothing in this Agreement shall limit the current or future business activities of Titus or any of its Affiliates, whether or not such activities are competitive with those of the Company or otherwise. Nothing in this Agreement shall limit in any manner the ability of Titus to exercise its rights under this Agreement or (except as expressly set forth herein) as a stockholder of the Company and this Agreement shall not create, or be deemed or interpreted to create, any fiduciary or similar duty of Titus owing to Stockholder or the Company. The foregoing provision shall not be deemed to limit any obligations of any party under applicable law.

                                  ARTICLE III

                    TRANSFERS OF COMPANY STOCK AND WARRANTS
                    ---------------------------------------

     3.1  General.  No party to this Agreement who is a holder of any Company
          -------
Stock (a "Holder of Securities") shall, directly or indirectly, sell, assign,
          --------------------
pledge, encumber, hypothecate, gift, bequest or otherwise transfer, whether for value or no value and whether voluntarily or involuntarily (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings, (in each case, a "Transfer")) Company Stock except in accordance with this Agreement. The
 --------
Company shall not, and shall not permit any transfer agent or registrar for the Company Stock to, Transfer upon the books of the Company any shares of Company Stock by any Holder of Securities to any Transferee (as hereinafter defined), in any manner, except in accordance with this Agreement, and any purported Transfer not in compliance with this Agreement shall be void.

     3.2  Legends; Shares Subject to this Agreement.  In the event a Holder of
          -----------------------------------------
Securities shall Transfer any shares of Company Stock (including any such Company Stock acquired after the date hereof) pursuant to Section 3.3(a), 3.3(b) or 3.3(c) to any Person (all Persons acquiring shares of Company Stock pursuant to any such Section, regardless of the method of Transfer, shall be referred to herein collectively as "Transferees" and individually as a "Transferee") in
                        -----------                         ----------
accordance with this Agreement, such securities shall nonetheless bear legends as provided in the Stock Purchase Agreement and in Section 7.1 hereof.

     3.3  Permitted Transfers by the Holders of Securities.    No Holder of
          ------------------------------------------------
Securities shall, directly or indirectly, Transfer any shares of Company Stock except under the following conditions:

          (a) any Holder of Securities may make a Transfer of Company Stock to any Affiliate of such Holder of Securities; provided that such Transferee agrees
                                            --------
to be bound by this Agreement in the same manner as such Holder of Securities;

          (b) pursuant to an exercise of the tag-along rights set forth in
Article V hereof;

          (c) any Stockholder may make a Transfer after such Stockholder has complied with (i) the provisions of Section 3.4 and (ii) (if applicable) the terms of Article V hereof with respect to the provisions of tag-along rights; and

          (d) any Stockholder may make one or more Transfers of an aggregate of One Million (1,000,000) shares of Company Stock held by such Stockholder during any consecutive twelve-month period, so long as such Transfers do not exceed, in the aggregate, Eighty-Three Thousand Three Hundred Thirty-Three (83,333) shares in any calendar month (each, a "De Minimis Transfer"); provided, that such
                                -------------------    --------
Stockholder has complied with the provisions of Section 3.4 hereof. Any Transferee of a De Minimis Transfer shall not be bound by the terms of this Agreement.

In the event of any Transfer pursuant to Section 3.3(a), 3.3(b) or 3.3(c), the Company shall cause the Transferee to execute a copy of this Agreement and the Transferee shall be subject to this Agreement and may further Transfer shares of Company Stock to Transferees only in compliance with this Agreement as if such Transferee were the original transferor. A Transferee of a Holder of Securities pursuant to Section 3.3(a), 3.3(b) or 3.3(c) shall be treated for purposes of this Agreement as if such Transferee is the same category of Person (Fargo or Titus) as is the transferor on the date of this Agreement and shall in all respects be bound by the actions taken pursuant to Section 7.10.

     3.4  Right of First Refusal.
          ----------------------

          (a) A Stockholder that desires in good faith to Transfer any Company Stock (other than a Transfer covered by Section 3.3(a) or 3.3(b) (the "Offeror
                                                                       -------
Stockholder") shall deliver a written notice of such intent (the "Refusal
-----------                                                       -------
Notice") to the Company, if the transferor is Titus, and to Titus, if the
------
transferor is Fargo. The party receiving the Refusal Notice shall be referred to herein as the "Offeree." The Refusal Notice shall contain (i) a description
                  -------
of the proposed Transfer transaction and the terms thereof including the number and type of securities proposed to be transferred (collectively, the "Refusal
                                                                      -------
Securities"), (ii) the name of each Person to whom or in favor of whom the
----------
proposed Transfer is to be made (the "Refusal Transferee"), (iii) a description
                                      ------------------
of the consideration to be received by the Offeror Stockholder upon Transfer of the Refusal Securities and (iv) an offer to sell to the Offeree all, but not less than all, of such Refusal Securities which are the subject of the Refusal Notice (the "Refusal Offer"). The Refusal Notice shall be accompanied by a copy
             -------------
of any written offer by the Refusal Transferee relating to such proposed Transfer (e.g. any executed letter of intent stating the terms of such offer).
          ----
Each Refusal Offer shall contain the same terms and conditions, and shall be for the same consideration, as described in the Refusal Notice. In the event that the Refusal Offer provides payment of non-cash consideration for all or a portion of the Refusal Securities, the Offeree shall have the right to pay the purchase price in the form of cash equal in amount to the value of the non-cash consideration. If the Offeror Stockholder and the Offeree cannot agree on such cash value within ten (10) days following delivery of the Refusal Offer, the valuation (the "Valuation") shall be made by an appraiser of recognized standing
                ---------
selected by mutual agreement of the Offeror Stockholder and the Offeree or, if the parties cannot agree on an appraiser within twenty (20) days after delivery of the Refusal Offer, each shall select an appraiser of recognized standing and the two appraisers so selected shall designate a third appraiser of recognized standing, whose Valuation shall be determinative of such value of the non-cash consideration. Within ten (10) business days after the Refusal Notice is delivered by the Offeror Stockholder to the Offeree (or, if later, the delivery of the Valuation), the Offeree may, by written notice delivered to the Offeror Stockholder (the "Refusal Acceptance Notice"), accept the offer to acquire all,
                  -------------------------
but not less than all, of the Refusal Securities as described in the Refusal Notice. If the Offeree does not deliver a Refusal Acceptance Notice to the Offeror Stockholder within such ten business day period, then the Offeror Stockholder may proceed with the Transfer of the Refusal Securities to the Refusal Transferee without any further obligations under this Section

3.4. Transfers pursuant to the Refusal Acceptance Notice shall occur not more than ninety (90) calendar days after the date on which the Refusal Acceptance Notice has been delivered to the Offeror Stockholder by the Offeree. Titus may freely assign all or a portion of its right of first refusal pursuant to this
Section 3.4 to Herve Caen and/or Eric Caen, and the Company may freely assign all or a portion of its right of first refusal pursuant to this Section 3.4 to Fargo.

          (b) Notwithstanding paragraph (a) of this Section 3.4, Titus acknowledges and agrees (i) that its right of first refusal with respect to Fargo's transfer of Company Stock set forth in paragraph (a) of this Section 3.4 (the "Titus Right of First Refusal") is subordinate to the right of first refusal with respect to certain transfers of common stock of the Company by Fargo (the "Universal Right of First Refusal") granted to Universal Studios, Inc., a Delaware corporation ("Universal") pursuant to Section 2.3 of that certain Shareholders' Agreement dated as of March 30, 1994 (the "Shareholders' Agreement") by and among Interplay Productions, Inc., a California corporation, and the predecessor in interest to the Company, MCA Inc., a Delaware corporation, and the predecessor in interest to Universal and Fargo, until such time as the Universal Right of First Refusal has terminated and is of no further force or effect, and (ii) that the Titus Right of First Refusal shall consequently only apply to a Transfer of Company Stock by Fargo at such time as Fargo has satisfied the requirements of Section 2.3 of the Shareholders' Agreement with respect to the Universal Right of First Refusal and Universal elects not to exercise such right pursuant to the terms of Section 2.3 of the Shareholders' Agreement.

     3.5  No Agreements.  Except as set forth in Section 3.3, no Holder of
          -------------
Securities shall grant any irrevocable proxy or any other proxy inconsistent with this Agreement or enter into or agree to be bound by any voting trust with respect to any shares of Company Stock nor shall any Holder of Securities enter into any stockholder agreements or arrangements of any kind with any Person with respect to any shares of Company Stock (whether or not such agreements and arrangements are with the other parties to this Agreement or Holders of Securities who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any shares of Company Stock, except this Agreement, nor shall any Holder of Securities act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition (other than a disposition pursuant to the terms of this Agreement) or voting (if applicable) of any shares of Company Stock, except to the extent consistent with this Agreement.

     3.6  Standstill.  Each Stockholder agrees that for a period from and
          ----------
after the date hereof until the earlier of (a) the termination of the provisions of Section 2.1 hereof in accordance with its terms or (b) the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries will, without the prior written consent of the other party: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or Titus, as the case may be, or any Subsidiary thereof, or any material amount of the assets of the Company or Titus, as the case may be, or any Subsidiary or division thereof outside the ordinary course of business; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or Titus, as the case may be, for the purpose of changing or influencing the control of the Company or Titus, as the case may be; or (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving the Company or Titus, as the case may be, or its securities or assets; provided,
                                                                   --------
however, the foregoing restrictions shall not (x) preclude Titus from (A)
-------
acquiring the securities
contemplated by Article IV of this Agreement and the shares of Common Stock of the Stock Purchase Agreement and the transactions contemplated hereby and thereby, including without limitation the transactions contemplated by the Initial Purchase Agreement and the Universal Agreement (each as defined in the Stock Purchase Agreement), (B) filing a Schedule 13D in connection with the transactions contemplated by the Stock Purchase Agreement or the Exchange Agreement among Titus, Fargo, Herve Caen and Eric Caen of even date herewith (the "Exchange Agreement"), (C) voting its shares of Common Stock within its
      ------------------
discretion on any matter submitted for a vote or consent of the Company's stockholders, (D) taking any other action contemplated by the Stock Purchase Agreement, or (E) purchasing shares of Company Stock pursuant to open-market transactions on a national securities exchange or in the over-the-counter market; provided, further, that the restrictions on Titus in this Section 3.6
        --------  -------
shall lapse automatically to the extent any Person other than Titus or an Affiliate of Titus takes any action with respect to the matters described in clauses (ii) and (iii) above, or (y) preclude Fargo from (A) acquiring the shares of Titus common stock pursuant to the Exchange Agreement or (B) filing a
Schedule 13D in connection with the transactions contemplated by the Stock Purchase Agreement or the Exchange Agreement.

                                 ARTICLE IV

                                 PREEMPTION
                                 ----------


     4.1  Certain Purchase Rights.  If the Company proposes to issue, sell, or
          -----------------------
grant (collectively, an "issuance") any equity securities or any securities
                         --------
convertible into or exchangeable for equity securities (collectively, the "New
                                                                           ---
Securities"), then the Company shall, no later than ten (10) business days prior
----------
to the consummation of such issuance, give written notice to each of the Stockholders of such issuance (the "Notice of Issuance"). Such Notice of
                                    ------------------
Issuance shall describe such issuance, and contain an offer to each such Stockholder to sell to such Stockholder, at the same price and for the same consideration to be paid by the proposed purchasers, such Stockholder's pro rata portion (which shall be a percentage, determined immediately prior to such issuance, equal to the percentage of the Fully-Diluted Common Stock held by such Stockholder). Subject to the foregoing, if Common Stock is being issued with other securities as a unit, each Stockholder who desires to accept such offer must purchase such unit in order for such acceptance to be valid. If any such Stockholder fails to accept such offer by written notice within ten (10) business days after its receipt of the Notice of Issuance, the Company shall proceed with such issuance, free of any right on the part of such Stockholder under this Section 4.1 in respect thereof. Any issuance of New Securities more than forty-five (45) days after the expiration of such ten business day period, or to a different issuee, or on terms and conditions less favorable to the Company in any material respect than those described in the notice to the Stockholders, shall be subject to a new notice to and new purchase rights by the Stockholders under this Section 4.1. This Section 4.1 shall not apply to the issuance of any Excluded Securities. For purposes of this Agreement, "Excluded
                                                                       --------
Securities" shall mean: (a) issuances of securities which have been approved
----------
prior to the date hereof (including without limitation issuances under the Company's employee stock purchase plans described under Section 5.3 of the Stock Purchase Agreement), provided that such issuances are permitted under the Purchase Agreements; (b) issuances of securities which have been approved by the Board of Directors in accordance with this Agreement and by the stockholders;
(c) New Securities distributed or set aside to all holders of Common Stock on a per share equivalent basis; (d) issuances pursuant to the Purchase Agreements; and (e) issuances of New Securities upon the grant, exercise or conversion of
(i) options or warrants to purchase shares of Company Stock or (ii) securities which are convertible into shares of Company Stock ((i) and (ii) shall be referred to collectively as "Convertible Securities"), in each case where such
                             ----------------------
Convertible Securities have been granted or issued prior to the date hereof or have been granted or issued in accordance with this Agreement.

     4.2  Purchase Rights Upon Issuance of Excluded Securities.  In the event
          ----------------------------------------------------
that the Company proposes to issue, sell or grant any Excluded Securities pursuant to subsections (a), (b) and (e) of Section 4.1 hereof, the Company shall send a notice of such issuance to Titus in accordance with the provisions concerning a Notice of Issuance as set forth in Section 4.1 hereof (an "Excluded
                                                                        --------
Securities Notice").  Following receipt of an Excluded Securities Notice, Titus
-----------------
shall have the option to purchase such number of Excluded Securities as are necessary for Titus to maintain its percentage ownership of the Company's Fully Diluted Common Stock at the same level as immediately prior to such issuance, at the price and on the other terms and conditions upon which such Excluded Securities are being issued, sold or granted (the "Excluded Securities Option").
                                                   --------------------------
The Excluded Securities Option shall be exercisable by Titus no later than thirty (30) calendar days after Titus' receipt of an Excluded Securities Notice; provided, however, that in the case of Excluded Securities which are Convertible
--------  -------
Securities, Titus must exercise the

Excluded Securities Option no later than thirty (30) calendar days after Titus' receipt of notice from the Company of the exercise or conversion, as applicable, of such Excluded Securities.


                                   ARTICLE V

                              TAG-ALONG RIGHTS
                              ----------------

     5.1  Tag-Along Procedures.
          --------------------

          (a) Tag-Along Right.  Subject to Section 5.3, no Stockholder shall
              ---------------
Transfer for value to any Person or group of Persons shares of Company Stock (the "Transfer Shares") held by such Stockholder (a "Selling Stockholder")
      ---------------                                -------------------
unless the terms and conditions of such Transfer shall include an offer (the "Offer") to the other Stockholder (the "Tag-Along Stockholder"), at the same
------                                  ---------------------
price and on the same terms and conditions as the Selling Stockholder has agreed to sell the Transfer Shares, to include in the Transfer to the third party Transferee an amount of Company Stock determined in accordance with this Section 5.1.
          (b) Obligation of Transferee to Purchase.  The Transferee of the
              ------------------------------------
Selling Stockholder shall purchase from the Tag-Along Stockholder the number of shares of Company Stock owned or controlled by the Tag-Along Stockholder that the Tag-Along Stockholder desires to require the Transferee to purchase (the "Tag-Along Shares"); provided, however, that the number of Tag-Along Shares to
-----------------    --------  -------
be sold by each Tag-Along Stockholder shall not exceed the number of shares of Company Stock derived by multiplying (i) the aggregate number of shares of Company Stock covered by the Offer by (ii) a fraction the numerator of which is the number of shares of Company Stock owned by the Tag-Along Stockholder at the time of the Transfer and the denominator of which is the total number of shares of Company Stock held by the Stockholders at the time of the Transfer (the "Tag-
                                                                            ---
Along Formula").
-------------

          (c) Notice.  In the event a Selling Stockholder proposes to Transfer
              ------
any Transfer Shares, it shall notify, or cause to be notified, in writing, the Tag-Along Stockholder of each such proposed Transfer. Such notice shall be given not more than sixty (60) nor less than twenty (20) calendar days prior to the proposed sale date and set forth: (i) the name of the Transferee and the number of Transfer Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Transferee (the "Transferee Terms"), (iii) that the Transferee has been informed
                 ----------------
of the "tag-along right" provided for in this Section 5.1, and has agreed to purchase any Tag-Along Shares from the Tag-Along Stockholder in accordance with the terms hereof, and (iv) the proposed sale date.

          (d) Exercise.  The tag-along right may be exercised by the Tag-Along
              --------
Stockholder by delivery of a written notice to the Selling Stockholder (the "Tag-Along Notice") within fifteen (15) business days following receipt of the
-----------------
notice specified in the preceding subsection. The Tag-Along Notice shall state the number of Tag-Along Shares that the Tag-Along Stockholder wishes to include in such Transfer to the Transferee, which number may exceed the total number of Transfer Shares proposed to be transferred but which may not exceed the total number of shares of Company Stock owned or controlled by the Tag-Along Stockholder. Upon the giving of a Tag-Along Notice, the Tag-Along Stockholder shall be entitled and obligated to sell the number of Tag-Along Shares set forth in the Tag-Along Notice, subject to adjustment pursuant to the Tag-Along Formula, to the Transferee on the Transferee Terms; provided, however, the
                                                    --------  -------
Selling Stockholder shall not consummate the sale of any Transfer Shares offered by them if the Transferee does not purchase all Tag-Along Shares which the Tag-Along Stockholder is entitled and desires to sell pursuant hereto. After expiration of the fifteen (15) business day period referred to above, if the provisions of this Section 5.1 have been complied with in all respects, the Selling Stockholder shall have the right, for a period of forty-five (45) calendar days from the expiration of the fifteen (15) business day period referred to above, to Transfer the Transfer Shares to the Transferee on the Transferee Terms without further notice to any other party.

          (e) Proportional Indemnity.  Anything to the contrary contained herein
              ----------------------
notwithstanding, any indemnity provided by any Stockholder making a Transfer pursuant to this Article V shall be in proportion to and limited to the consideration received by such Stockholder for the Company Stock transferred by such Stockholder, as a percentage of all consideration received by all Stockholders for all Company Stock transferred pursuant to this Article V.

     5.2  Closing.  At the closing of the purchase of the shares of Company
          -------
Stock subject to this Article V, the holders of Company Stock who are making the Transfer shall deliver certificates evidencing such shares, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Transferee, free and clear of any adverse claim against payment of the purchase price therefor.

     5.3  Exceptions.   The foregoing notwithstanding, this Article V shall not
          ----------
apply to any sale of shares of Company Stock pursuant to Section 3.3(a).


                                  ARTICLE VI

                         RESTRICTIONS AND LIMITATIONS
                         ----------------------------

     6.1  Restrictions and Limitations Upon Major Decisions.  Notwithstanding
          -------------------------------------------------
the provisions of the Certificate of Incorporation and By-Laws of the Company, the Company shall not, and shall not permit any Subsidiary to, engage in any of the following actions or transactions, or enter into a contract or arrangement to engage in any of such actions or transactions, without the written consent or approval of Fargo and Titus:

          (a) Authorize or issue, or obligate itself to issue, any other equity security, including any indebtedness convertible into or exchangeable for shares of equity securities of the Company or issued with (i) shares of Company Stock or (ii) warrants or other rights to purchase Company Stock or any other equity security, without compliance with the provisions of Section 4.1 hereof;

          (b) Effect any recapitalization, or any dissolution, liquidation, or winding up of the Company;

          (c) Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly-owned Subsidiary, any stock of such Subsidiary, without first offering Titus the right to purchase such stock on the same terms and conditions as those offered to the Company by any third party;

          (d) Amend its Certificate of Incorporation or amend or repeal its By-Laws;

          (e) Increase the number of members of the Board of Directors;

          (f) Take any action that would constitute a bankruptcy or insolvency event for the Company or any Subsidiary of the Company; or

          (g) Guarantee or otherwise become contingently obligated for the payment of Indebtedness of any Person (other than a wholly-owned Subsidiary), where such obligation is not related to the Company's business.


                                 ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.1  Endorsement of Stock Certificates.  Each certificate evidencing
          ---------------------------------
shares of the Company Stock held by any Stockholder will bear a legend reading substantially as follows until the transfer restrictions with respect to such shares contained in this Agreement are no longer effective:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 2, 1999, A COPY OF EACH OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLYING WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENTS."

     7.2  Term.    Except as expressly provided in Section 2.1, this Agreement
          ----
shall commence on the date hereof and continue in full force and effect until the earlier to occur of (a) a Change of Control or (b) the termination of Herve Caen as President of the Company without Cause (as defined in the Employment Agreement dated as of the date hereof by and between Caen and the Company), except for the provisions of Section 3.4, which shall survive for a period of three (3) years following such termination.

     7.3  Injunctive Relief.    It is hereby agreed and acknowledged that it
          -----------------
will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     7.4  Notices.  Any and all notices, designations, consents, offers,
          -------
acceptances, or other communications provided for herein (each a "Notice") shall
                                                                  ------
be given in writing personally by hand-delivery, overnight courier, telegram, or telecopy which shall be addressed, or sent, to the respective addresses or telecopy numbers as follows (or such other address or telecopy number as the Company or any Stockholder may specify for itself to the Company and all other Stockholders by Notice):

          if to the Company to:

               Interplay Entertainment Corp.
               16815 Von Karman Avenue
               Irvine, California  92606
               Attention: Mr. Brian Fargo, Chairman and
                          Chief Executive Officer
               Telecopier: (949) 252-0667

          with a copy to:

               K.C. Schaaf, Esq.
               Stradling Yocca Carlson & Rauth, a professional corporation 660 Newport Center Drive, Suite 1600
               Newport Beach, California  92660
               Telecopier: (949) 725-4100

          if to Titus to:

               Titus Interactive SA
               c/o Titus Software Corporation
               20432 Corisco Street
               Chatsworth, California  91311
               Attention: Mr. Herve Caen, Chairman and
                          Chief Executive Officer
               Telecopier: (818) 709-6537

          with copies to:

               Titus Interactive SA
               Parc de l'esplanade
               12, Rue Enrico Fermi
               Saint Thibault des Vignes
               77462 Lagny sur Marne Cedex
               France
               Telecopier: 011-33-1-60-31-59-60

           and

               Robert A. Miller, Jr., Esq.
               Paul, Hastings, Janofsky & Walker LLP
               555 South Flower Street - 23rd Floor
               Los Angeles, California 90071
               Telecopier: (213) 627-0705

          if to Fargo to:

               Mr. Brian Fargo
               c/o Interplay Entertainment Corp.
               16815 Von Karman Avenue
               Irvine, California  92606
               Telecopier:  (949) 252-0667


All Notices shall be deemed effective, delivered and received (a) at the time delivered by hand, if personally delivered; (b) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and receipt thereof is confirmed; (c) if given by overnight courier, on the business day immediately following the day on which such Notice is delivered to a reputable overnight courier service; or (d) if given by telegram, when such Notice is delivered at the address specified above.

Whenever pursuant to this Agreement any Notice is required to be given by any Holder of Securities to any other Holder(s) of Securities, such Holder of Securities may request from the Company a list of addresses of all Holders of Securities of the Company, which list shall be promptly furnished to such Holder of Securities.

     7.5  Assignment.    Except for transfers of Company Stock as set forth
          ----------
herein (including Permitted Transfers), neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. Subject to the foregoing (and to the provisions of Section 7.10 hereof), this Agreement shall inure to the benefit of and be binding upon the parties, and permitted successors and assigns of each of the parties; and any transferees, successors and assigns of any Stockholder shall be bound by the terms and conditions of this Agreement, and any other agreement or commitment of such Stockholder to the other parties hereto. If any Stockholder shall acquire any additional shares of Company Stock in any manner, whether by operation of law or otherwise, such Company Stock shall be held subject to all of the terms of this Agreement.

     7.6  Governing Law; Jurisdiction and Venue; Attorneys' Fees.  This
          ------------------------------------------------------
Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. The parties hereto hereby consent and agree that the United States District Court for the Central District of California, or the Superior Court of California for the County of Orange, will have exclusive jurisdiction over any legal action or proceeding arising out of or relating to this Agreement or the subject matter hereof, and each party consents to the in personam jurisdiction of such courts
                                       -- --------
for the purpose of any such action or proceeding and agrees that venue is proper in such courts. In the event of any dispute, controversy or proceeding between Titus and Fargo concerning this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the non-prevailing party its costs and expenses, including reasonable attorneys' fees.

     7.7  Headings.    The headings in this Agreement are inserted herein for
          --------
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     7.8  Severability.    In the event that any one or more of the provisions
          ------------
contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     7.9  Entire Agreement.    This Agreement, together with the other writings
          ----------------
referred to herein and therein, contain the entire agreement among the parties hereto with respect to the subject matter contained herein, and supersede all prior agreements, negotiations and understandings, whether written or oral, with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings relating to such subject matter other than those set forth in this Agreement and such other writings.

     7.10  Amendments and Waiver.    Any provision of this Agreement may be
           ---------------------
amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Stockholders. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon each party hereto. In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors to meet within thirty (30) calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Certificate of Incorporation and By-Laws of the Company that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. No failure to exercise and no delay in exercising any right, power or privilege of a party hereunder shall operate as a waiver or a consent to the modification of the terms hereof unless given by that party in writing. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.

     7.11  Inspection.    So long as this Agreement shall be in effect, this
           ----------
Agreement shall be made available for inspection by any Stockholder at the principal offices of the Company.

     7.12  Counterparts.    This Agreement may be executed in any number of
           ------------
counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

     7.13  Not for Benefit of Third Parties.    This Agreement is not made for
           --------------------------------
the benefit of any third party.

     7.14  Recapitalizations, Exchanges, Etc., Affecting Company Stock.    The
           -----------------------------------------------------------
provisions of this Agreement shall apply, to the full extent set forth herein with respect to shares of the Company Stock outstanding as of the date hereof, and to any and all shares of capital stock of the Company or any successor or assigns of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, or in substitution for, such shares, and shall be approximately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

     7.15  Arbitration.  Except for actions to obtain injunctions or other
           -----------
equitable remedies, all disputes among the parties hereto shall be determined solely and exclusively by arbitration under, and in accordance with the rules then in effect of, the American Arbitration Association, or any successors thereto ("AAA"), in Los Angeles, California, unless the parties otherwise agree
          ---
in writing. The parties shall, in connection with such arbitration, in addition to any discovery permitted under AAA rules, be permitted to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, the provisions of which are incorporated herein by this reference. The parties shall unanimously select an arbitrator; provided, that if the parties cannot agree upon an arbitrator within seven (7)
--------
days, such arbitrator shall be selected by the AAA upon application of any party. Judgment upon the award of the agreed upon arbitrator or the so chosen arbitrator, as the case may be, shall be binding and may be entered in any court of competent jurisdiction.

                     [SIGNATURE PAGE TO VOTING AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers or partners thereunto duly authorized, as of the day and year first above written.


                              INTERPLAY ENTERTAINMENT CORP.,
                              a Delaware corporation


                              By: /s/ Brian Fargo
                              Name: Brian Fargo
                              Its: Chief Executive Officer


                              TITUS INTERACTIVE SA,
                              a French corporation


                              By: /s/ Herve Caen
                              Name: Herve Caen
                              Its: President


                              /s/ Brian Fargo
                              Brian Fargo